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                                                        Exhibit 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                                   SFMT, INC.

                            (A Delaware Corporation)

         FIRST:    The name of the Corporation is SFMT, INC.

         SECOND:   The address of its registered office in the State of
Delaware is 15 North Street, City of Dover, County of Kent 19901. The name of the registered agent at such address is National Corporate Research, Ltd.

         THIRD:    The nature of the business or purpose to be conducted or
promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH:   The total number of shares of capital stock which the
Corporation shall have authority to issue is 30,000,000 shares, of which there shall be 20,000,000 million shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value, $0.0001 per share.

                   A. Common Stock. All shares of Common Stock shall be identical with each other in every respect. The holders of shares of Common Stock shall be entitled to one vote for each share upon all matters upon which the stockholders have the right to vote. The Common Stock is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as are stated and expressed in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly granted to and vested in it by the provisions of this Article Fourth and in any Certificate of Amendment of this Certificate of Incorporation.

                   B. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series as determined from time to time by the Board of Directors. Subject to the rights of the holders of any previously issued series of Preferred Stock, the Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or amount paid on liquidation of any series of Preferred Stock and to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The number of authorized shares of any class or classes of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of shares of stock of the Corporation entitled to vote.

                   The Board of Directors is also expressly vested with authority to amend any of the provisions of any resolution or resolutions providing for the issue of any series of Preferred Stock, subject to the rights of the holders of shares of any series of Preferred Stock contained in the resolution or resolutions and Certificate of Amendment, as now in effect or as amended, providing for the issue of such series and subject to the requirements of the laws of the State of Delaware.

         FIFTH:    The name and mailing address of the incorporator is N. S.
Molberger, 10 Surrey Drive, Riverside, Connecticut 06878.





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         SIXTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

         SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation (the "By Laws").

         EIGHTH:   Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-laws so provide.

         NINTH:    No director of the Corporation shall be personally liable, to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefits. Neither any amendment nor repeal of this Article Ninth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Ninth, shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, nor any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         TENTH:

                   10.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a Judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements). Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the board of directors at any time specifies that such persons are entitled to the benefits of this Article Tenth.

                   10.2 The Corporation shall, from time to time, reimburse or advance any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the Delaware General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

                   10.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article Tenth shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.





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                   10.4   The rights to indemnification and reimbursement or
advancement of expenses, provided by, or granted pursuant to, this Article Tenth shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                   10.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity against any liability asserted against such person and incurred by such person in any such capacity, or out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article Tenth, the By-laws or under
Section 145 of the Delaware General Corporation Law or any other provision of law.

                   10.6 The provisions of this Article Tenth shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Article Tenth is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be legally bound. No repeal or modification of this Article Tenth shall affect any rights or obligations with respect to any state of facts then of theretofore existing or thereafter rising or any Proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                   10.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article Tenth shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                   10.8 Any director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

                   10.9 Any person entitled to indemnification or to reimbursement or advancement of expenses as a matter of right pursuant to this Article Tenth may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

         IN WITNESS WHEREOF, this Certificate has been signed this 30th day of September, 1993.

                                        /s/ N.S. MOLBERGER
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                                        N.S. Molberger
                                        Sole Incorporator





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